RCI Reports 3Q17 EPS of $0.40 GAAP & $0.47 Non-GAAP; Raises FCF Outlook

HOUSTON – August 9, 2017 – RCI Hospitality Holdings, Inc. (Nasdaq: RICK) today announced results for the third fiscal quarter ended June 30, 2017.

3Q17 Highlights (comparisons to 3Q16, unless otherwise noted)

●	Diluted EPS of $0.40 compared to $0.27, up 48.1%

●	Non-GAAP* Diluted EPS of $0.47 compared to $0.34, up 38.2%

●	Basic and diluted share counts fell 1.9% and 3.3%, respectively, due to previously announced share repurchases and retirement of convertible debt

●	Total revenues of $37.4 million compared to $34.0 million, up 10.2% on 44 vs. 43 units

●	RCI now expects to exceed its original FY17 Free Cash Flow (FCF)* target of $18 million, which was based on estimated net cash provided by operating activities of ~$20.5 million

●	The company also has established an initial FY18 FCF target of $21 million, which is based on estimated net cash provided by operating activities of ~$23.5 million

●	As previously announced, RCI’s 3Q17 $0.03 dividend was paid June 26, 2017

Conference Call This Afternoon

●	A conference call to discuss 3Q17 results, outlook and related matters will be held today at 4:30 PM ET

●	Live Participant Dial In: Toll Free at (866) 682-6100 and International at (862) 255-5401

●	Click Here for Slides and Webcast: http://www.investorcalendar.com/event/18942

CEO Comment

“We had a strong third quarter with $0.47 per share non-GAAP—an especially nice performance given this period normally is seasonally weaker,” said Eric Langan, President & CEO.

“We experienced a broad based recovery in VIP spend and in customer count, enhanced by our 3Q17 acquisitions. Total revenue increased 10.2% year over year, with same-store sales up 6.8%, one of the largest quarterly same-store increases in the last five years.

“Income from operations grew 18.4% on a GAAP basis and 25.2% non-GAAP, with operating margin expanding to 21.1% and 23.6%, respectively. Income and margin benefited from improved operating leverage, primarily due to higher revenues, in particular increased high-margin service revenues.

“With year to date net cash provided by operating activities of $17.9 million, less maintenance capital expenditures of $1.3 million, we’ve generated $16.6 million in free cash flow so far. As a result of our recent acquisitions and organic performance, we now expect to exceed our original FY17 FCF target of $18 million.

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“In addition, we have established a FCF target of $21 million going into FY18. This represents an increase of 17% from our target going into FY17. In line with our capital allocation strategy, we are particularly pleased to have achieved this performance while simultaneously shrinking our share count.

“During the quarter, as part of our ongoing effort to dispose of non-income producing properties, we sold a second parcel at a gain, using proceeds to reduce debt. After trying new formats, we decided to close a Dallas club, recording an impairment charge and putting the property up for sale.

“Subsequent to the quarter, we initiated our plan to expand our presence in the St. Louis gentlemen’s club market. We relaunched our first property there as Scarlett’s Cabaret St. Louis. A week later we opened a second property as Hollywood Hunt Club, a 51% joint venture that required little new capital.

“On July 17th, we opened our fifth Bombshells Restaurant & Bar on US 290 in northwest Houston. Initial performance has been impressive with three consecutive weeks of more than $100,000 in sales each. We obtained bank financing for our sixth unit, which should open in the Houston suburb of Pearland in the first quarter of FY18. We have selected a site for our seventh Bombshells along Interstate 10 in Houston, which should open in the third quarter of FY18.

“Effective July 13th, the Audit Committee of our Board of Directors appointed BDO USA, LLP as the company’s independent registered public accounting firm. BDO is among the top six national auditing firms and one of the few in the U.S. with a robust and dedicated restaurant practice.

“With all these positive moves, we are poised to perform well in our seasonally weaker fourth quarter and our seasonally strong first quarter. We are also well positioned to take maximum advantage of the professional football championship being played in our second quarter in the new stadium in downtown Minneapolis, where we have three popular clubs.”

3Q17 Analysis (comparisons to 3Q16, unless otherwise noted)

Total Revenues

●	Total revenues of $37.4 million grew 10.2%, reflecting increases of 6.8% in same-store sales and 10.3% from new units, which more than offset a decrease from previously announced dispositions.

●	All core revenue lines—service, beverage and food—increased year over year and sequentially, with higher margin service revenues continuing to grow, expanding 8.3% sequentially and 20.1% year over year.

●	Acquisitions of Scarlett’s Cabaret Miami (May 8th) and Hollywood Showclub in St. Louis (April 25th) contributed a combined $2.2 million.

Operating Income & Margin

●	Operating income increased 18.4% to $7.9 million (21.1% of revenues) from $6.7 million (19.6%). On a non-GAAP basis, operating income increased 25.2%, to $8.8 million (23.6%) from $7.1 million (20.8%).

●	Gross profit margin increased 148 basis points to 85.9% of revenues from 84.4% due to the increased proportion of high margin service revenues and reduction of lower margin other revenues.

●	On a dollar basis, operating expenses increased 8.2% primarily due to the new acquisitions, pre-opening costs and other charges, partially offset by lower depreciation and amortization. Other charges increased $0.8 million principally due to goodwill impairment, partially offset by a gain on the sale of a property.

●	As a percent of revenues, total operating expenses declined to 78.9% from 80.4%.

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Nightclubs Segment

●	Sales increased 15.0% to $32.6 million from $28.3 million, with 40 units compared to 38. Same-store sales increased 8.0%.

●	Operating income increased 15.3% to $10.6 million (32.5% of sales) from $9.2 million (32.4%). Operating income included the above mentioned other charges. On a non-GAAP basis, operating income increased 23.4% to $11.5 million (35.3% of sales) from $9.3 million (32.9%).

●	Non-GAAP operating margin increased 241 basis points mainly due to a higher level of sales, in particular higher margin service revenue, and the disposition of underperforming clubs.

Bombshells Segment

●	Sales declined 7.9% to $4.6 million from $5.0 million, with four units in operation compared to five (the Webster unit closed in 4Q16).

●	Same-store sales increased as customers continue to be attracted to our military themed social dining concept with our Bombshells Girls, where you can have a great time and great food, watch the game, listen to music and hang out with friends or family.

●	Operating income was $0.692 million (15.0% of sales) compared to $0.905 million (18.1%). 3Q17 operating margin reflected Bombshells 290 pre-opening costs, including development and implementation of new training programs, ahead of the unit’s recent successful debut. Otherwise, operating margin would have been comparable to the previous and year ago quarters.

Other Metrics

●	Occupancy Costs: One of RCI’s largest fixed costs, measured as a combination of rent plus interest expense, totaled 8.2% of revenues compared to 8.1%. 3Q17 included rent and interest related to the acquisition of Scarlett’s Cabaret Miami.

●	Effective Tax Rate (ETR): ETR was 32.9% compared to 43.0%. 3Q16 included a $1.0 million additional tax reserve. ETR YTD was 33.3% compared to 26.0%. The FY16 period reflected the net benefit of previously announced tax credits.

●	Free Cash Flow (FCF): The FY17 FCF target of $18 million was based on net cash provided by operating activities of ~$20.5 million less maintenance capital expenditures of ~$2.5 million. The FY18 FCF target of approximately $21 million is based on net cash provided by operating activities of ~$23.5 million less maintenance capital expenditures of ~$2.5 million.

●	Balance Sheet (June 30, 2017 compared to March 31, 2017): Assets increased $26.6 million, reflecting the new acquisitions. Total stockholders’ equity increased 2.6% to $138.6 million, primarily due to 3Q17 net income partially offset by quarterly share dividends.

Meet Management Tonight

Eric Langan, President & CEO, invites investors to meet management, tour one of the company's top clubs, and its new Hoops Cabaret & Sports Bar.

●	When: Tonight, Wednesday, August 9, 6:00 PM to 8:00 PM ET

●	Where: Rick’s Cabaret New York, at 50 W. 33rd Street, New York, NY, bet. Fifth Avenue and Broadway

●	RSVP: With your contact information to gary.fishman@anreder.com

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*Non-GAAP Financial Measures

In addition to our financial information presented in accordance with GAAP, management uses certain non-GAAP financial measures, within the meaning of the SEC Regulation G, to clarify and enhance understanding of past performance and prospects for the future. Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flows that excludes or includes amounts that are included in or excluded from the most directly comparable measure calculated and presented in accordance with GAAP. We monitor non-GAAP financial measures because it describes the operating performance of the Company and helps management and investors gauge our ability to generate cash flow, excluding (or including) items that management believes are not representative of the ongoing business operations of the Company, but are included (or excluded) in the most directly comparable measures calculated and presented in accordance with GAAP. Relative to each of the non-GAAP financial measures, we further set forth our rationale as follows:

●	Non-GAAP Operating Income and Non-GAAP Operating Margin. We exclude from non-GAAP operating income and non-GAAP operating margin impairment of assets, amortization of intangibles, gains or losses on sale of assets, stock-based compensation, gain on patron tax settlement, and settlement of lawsuits. We believe that excluding these items assists investors in evaluating period-over-period changes in our operating income and operating margin without the impact of items that are not a result of our day-to-day business and operations.

●	Non-GAAP Net Income and Non-GAAP Net Income per Diluted Share. We exclude from non-GAAP net income and non-GAAP net income per diluted share impairment of assets, amortization of intangibles, income tax expense, gains or losses on sale of assets, stock-based compensation, gain on patron tax settlement, and settlement of lawsuits, and include the non-GAAP provision for current and deferred income taxes, calculated as the tax effect at 33% and 35% year-to-date effective tax rate of the pre-tax non-GAAP income before taxes for the three and nine months ended June 30, 2017 and 2016, respectively, because we believe that excluding and including such items help management and investors better understand our operating activities.

●	Adjusted EBITDA. We exclude from adjusted EBITDA depreciation expense, amortization of intangibles, impairment of assets, income tax expense, interest expense, interest income, gains or losses on sale of assets, gain on patron tax settlement, and settlement of lawsuits because we believe that adjusting for such items helps management and investors better understand operating activities. Adjusted EBITDA provides a core operational performance measurement that compares results without the need to adjust for federal, state and local taxes which have considerable variation between domestic jurisdictions. The results are, therefore, without consideration of financing alternatives of capital employed. We use adjusted EBITDA as one guideline to assess our unleveraged performance return on our investments. Adjusted EBITDA is also the target benchmark for our acquisitions of nightclubs.

●	Management also uses non-GAAP cash flow measures such as free cash flow. Free cash flow is derived from net cash provided by operating activities less maintenance capital expenditures. We use free cash flow as the baseline for the implementation of our capital allocation strategy.

Notes

●	Unit counts above are at period end.

●	All references to the “company,” “we,” “our,” and similar terms include RCI Hospitality Holdings, Inc. and its subsidiaries, unless the context indicates otherwise.

●	Planned opening dates subject to change due to weather, which could affect construction schedules, and when final municipal inspections can be scheduled.

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About RCI Hospitality Holdings, Inc. (Nasdaq: RICK)

With 45 units, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in gentlemen’s clubs and sports bars/restaurants. Clubs in New York City, Miami, Philadelphia, Charlotte, Dallas/Ft. Worth, Houston, Minneapolis and other cities operate under brand names, such as Rick's Cabaret, XTC, Club Onyx, Vivid Cabaret, Jaguars, Tootsie’s Cabaret, and Scarlett’s Cabaret. Sports bars/restaurants operate under the brand name Bombshells Restaurant & Bar. Please visit http://www.rcihospitality.com/

Forward-Looking Statements

This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this press release, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where it operates, the success or lack thereof in launching and building the company’s businesses, risks and uncertainties related to cybersecurity, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. The company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.

Media & Investor Contacts

Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com

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RCI HOSPITALITY HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(unaudited)

	For the Three Months		For the Nine Months
	Ended June 30,		Ended June 30,
	2017	2016	2017	2016
Revenues
Sales of alcoholic beverages	$15,475	$14,333	$44,085	$43,511
Sales of food and merchandise	4,641	4,614	13,201	13,557
Service revenues	15,350	12,780	42,995	38,626
Other	1,963	2,225	5,405	6,129
Total revenues	37,429	33,952	105,686	101,823
Operating expenses
Cost of goods sold	5,269	5,281	15,118	15,692
Salaries and wages	9,902	9,499	29,271	28,113
Selling, general and administrative	11,767	10,589	33,569	32,050
Depreciation and amortization	1,710	1,825	4,936	5,468
Other charges, net	898	101	1,089	576
Total operating expenses	29,546	27,295	83,983	81,899
Income from operations	7,883	6,657	21,703	19,924
Other income (expenses)
Interest expense	(2,205)	(2,040)	(6,132)	(5,920)
Interest income	61	1	187	6
Income before income taxes	5,739	4,618	15,758	14,010
Income taxes	1,889	1,986	5,247	3,646
Net income	3,850	2,632	10,511	10,364
Net loss (income) attributable to noncontrolling interests	(9)	21	(13)	346
Net income attributable to RCIHH common shareholders	$3,841	$2,653	$10,498	$10,710

Earnings per share attributable to RCIHH common shareholders
Basic	$0.40	$0.27	$1.08	$1.06
Diluted	$0.40	$0.27	$1.08	$1.06
Weighted average number of common shares outstanding
Basic	9,719	9,906	9,735	10,071
Diluted	9,719	10,047	9,751	10,211

Dividends per share	$0.03	$0.03	$0.09	$0.06

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RCI HOSPITALITY HOLDINGS, INC.

NON-GAAP FINANCIAL MEASURES

($ in thousands, except per share data)

	For the Three Months		For the Nine Months
	Ended June 30,		Ended June 30,
	2017	2016	2017	2016
Reconciliation of GAAP net income to Adjusted EBITDA
Net income attributable to RCIHH common shareholders	$3,841	$2,653	$10,498	$10,710
Income tax expense	1,889	1,986	5,247	3,646
Interest expense and income	2,144	2,039	5,945	5,914
Settlement of lawsuits	222	139	303	741
Gain on settlement of patron tax	-	-	(102)	-
Impairment of assets	1,411	-	1,411	-
Gain on sale of assets	(735)	(38)	(523)	(165)
Depreciation and amortization	1,710	1,825	4,936	5,468
Adjusted EBITDA	$10,482	$8,604	$27,715	$26,314

Reconciliation of GAAP net income to non-GAAP net income
Net income attributable to RCIHH common shareholders	$3,841	$2,653	$10,498	$10,710
Amortization of intangibles	64	184	150	583
Stock-based compensation	-	120	-	360
Settlement of lawsuits	222	139	303	741
Gain on settlement of patron tax	-	-	(102)	-
Impairment of assets	1,411	-	1,411	-
Income tax expense	1,889	1,986	5,247	3,646
Gain on sale of assets	(735)	(38)	(523)	(165)
Non-GAAP provision for income taxes	(2,209)	(1,737)	(5,605)	(5,488)
Non-GAAP net income	$4,483	$3,307	$11,379	$10,387

Reconciliation of GAAP diluted earnings per share to non-GAAP diluted earnings per share
Fully diluted shares	9,719	10,047	9,751	10,211
Diluted EPS attributable to RCIHH common shareholders	$0.40	$0.27	$1.08	$1.06
Amortization of intangibles	0.01	0.02	0.02	0.06
Stock-based compensation	-	0.01	-	0.04
Settlement of lawsuits	0.02	0.01	0.03	0.07
Gain on settlement of patron tax	-	-	(0.01)	-
Impairment of assets	0.15	-	0.14	-
Income tax expense	0.19	0.20	0.54	0.36
Gain on sale of assets	(0.08)	(0.00)	(0.05)	(0.02)
Non-GAAP provision for income taxes	(0.23)	(0.17)	(0.57)	(0.54)
Non-GAAP diluted EPS	$0.47	$0.34	$1.17	$1.03

Reconciliation of GAAP operating income to non-GAAP operating income
Income from operations	$7,883	$6,657	$21,703	$19,924
Amortization of intangibles	64	184	150	583
Stock-based compensation	-	120	-	360
Settlement of lawsuits	222	139	303	741
Gain on settlement of patron tax	-	-	(102)	-
Impairment of assets	1,411	-	1,411	-
Gain on sale of assets	(735)	(38)	(523)	(165)
Non-GAAP operating income	$8,845	$7,062	$22,942	$21,443

Reconciliation of GAAP operating margin to non-GAAP operating margin
GAAP operating income	21.1%	19.6%	20.5%	19.6%
Amortization of intangibles	0.2%	0.5%	0.1%	0.6%
Stock-based compensation	0.0%	0.4%	0.0%	0.4%
Settlement of lawsuits	0.6%	0.4%	0.3%	0.7%
Gain on settlement of patron tax	0.0%	0.0%	-0.1%	0.0%
Impairment of assets	3.8%	0.0%	1.3%	0.0%
Gain on sale of assets	-2.0%	-0.1%	-0.5%	-0.2%
Non-GAAP operating margin	23.6%	20.8%	21.7%	21.1%

Reconciliation of GAAP net cash provided by operating activities to non-GAAP free cash flow
Net cash provided by operating activities	$6,867	$7,386	$17,897	$18,498
Less: Maintenance capital expenditures	254	952	1,305	1,788
Free cash flow	$6,613	$6,434	$16,592	$16,710

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RCI HOSPITALITY HOLDINGS, INC.

SEGMENT INFORMATION

($ in thousands)

	For the Three Months		For the Nine Months
	Ended June 30,		Ended June 30,
	2017	2016	2017	2016
Revenues
Nightclubs	$32,575	$28,336	$91,824	$86,272
Bombshells	4,611	5,005	13,281	14,013
Other	243	611	581	1,538
	$37,429	$33,952	$105,686	$101,823

Income (loss) from operations
Nightclubs	$10,579	$9,172	$30,293	$27,844
Bombshells	692	905	2,131	2,150
Other	(130)	(650)	(693)	(2,154)
General corporate	(3,258)	(2,770)	(10,028)	(7,916)
	$7,883	$6,657	$21,703	$19,924

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RCI HOSPITALITY HOLDINGS, INC.

NON-GAAP SEGMENT INFORMATION

($ in thousands)

			3Q17					3Q16
	Nightclubs	Bombshells	Other	Corp	Total	Nightclubs	Bombshells	Other	Corp	Total
Income (loss) from operations	$10,579	$692	$(130)	$(3,258)	$7,883	$9,172	$905	$(650)	$(2,770)	$6,657
Amortization of intangibles				64	64				184	184
Stock-based compensation									120	120
Settlement of lawsuits	222				222	139				139
Impairment of assets	1,411				1,411
Gain on settlement of patron tax case	-				-
Gain on sale of assets	(723)			(12)	(735)				(38)	(38)
Non-GAAP operating income (loss)	$11,489	$692	$(130)	$(3,206)	$8,845	$9,311	$905	$(650)	$(2,504)	$7,062

GAAP operating margin	32.5%	15.0%	-53.5%		21.1%	32.4%	18.1%	-106.4%		19.6%
Non-GAAP operating margin	35.3%	15.0%	-53.5%		23.6%	32.9%	18.1%	-106.4%		20.8%

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			9M17					9M16
	Nightclubs	Bombshells	Other	Corp	Total	Nightclubs	Bombshells	Other	Corp	Total
Income (loss) from operations	$30,293	$2,131	$(693)	$(10,028)	$21,703	$27,844	$2,150	$(2,154)	$(7,916)	$19,924
Amortization of intangibles				150	150				583	583
Stock-based compensation					-				360	360
Settlement of lawsuits	303				303	741				741
Impairment of assets	1,411				1,411
Gain on settlement of patron tax case	(102)				(102)
Gain on sale of assets	(604)	20	89	(28)	(523)				(165)	(165)
Non-GAAP operating income (loss)	$31,301	$2,151	$(604)	$(9,906)	$22,942	$28,585	$2,150	$(2,154)	$(7,138)	$21,443

GAAP operating margin	33.0%	16.0%	-119.3%		20.5%	32.3%	15.3%	-140.1%		19.6%
Non-GAAP operating margin	34.1%	16.2%	-104.0%		21.7%	33.1%	15.3%	-2.1%		21.1%

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